Exhibit No.: 10.1

Oakridge International Corporation Suite 1609, Jie Yang Building 271 Lockhart Road Wanchai, Hong Kong
July 17, 2009
Mr. Michael Burney 3001 Bridgeway Blvd. K291 Sausalito, CA 94965
Re: Employment Agreement
Dear Michael:

I am very pleased to offer you the position of Chief Executive Officer and President with Oakridge International Corporation (the "Company"). This Employment Agreement sets forth the terms of our offer of employment to you for your approval and agreement.

1.	Employment by the Company.

(a)

Duties. You will be employed by the Company as its Chief Executive Officer and President, reporting to the Company's Board of Directors. You agree to devote substantially all of your business time, energy, and skill to your duties at the Company and you will have the standard duties and powers associated with the chief executive officer of a company. Your duties may include other duties as reasonably assigned by the Board from time to time. Notwithstanding the foregoing, you shall not be entitled to approve or bind the Company to any action or obligation that requires approval by the Board under corporate law, the Articles of Incorporation, or bylaws of the Company, or the guidelines, policies, and procedures adopted and established from time to time by the Board without Board approval.

(b)

Company Policies. The employment relationship between you and the Company will be governed by the general employment policies and practices of the Company; provided, however, that when the terms of this Employment Agreement differ from or are in conflict with the Company's general employment policies or practices, this Employment Agreement will control.

(c)

Board Membership. You shall serve on the Company's Board of Directors without additional compensation. As a member of the Company's Board, you will be subject to the provisions of the Company's bylaws and all applicable general corporation laws relative to your position on the Board.

2.	Term of Employment.

(a)	Term. Your employment with the Company will be for a five year term, and may be terminated by you or the Company at any time, with or without cause, under the terms set out in Section 5.

(b)

Survival. Upon the termination of your employment with the Company, for any reason, neither you nor the Company shall have any further obligation or liability under this Employment Agreement to the other, except as set forth in Sections 4, 5, 6, 7, 8 and 9, below.

3.	Compensation and Benefits.

(a)

Compensation & Benefits Effective Date. You and the Company agree that the Company shall have no current or accrued liability for any Salary, Benefits, Vacation Expenses or Severance set out in Section 5, in connection with this agreement until after the successful closing of a Financing ("the Financing") as defined below.

(b)

Salary. Commencing upon closing of the Financing (defined below) you will receive for your services an annual base salary of US$200,000 (the "Base Salary"), payable in accordance with the Company's standard payroll practices and subject to standard withholdings for taxes and social security and the like. Your Base Salary will be reviewed at least annually.

(c)

Benefits. During your employment with the Company, you will be entitled to participate in any group insurance, hospitalization, medical, dental, health and accident, disability or similar plan or program of the Company to the extent that you are eligible under the general provisions of these plans. The Company may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate. You understand that any benefit plans may be modified or eliminated in the sole discretion of the Company in accordance with applicable law.

(d)

Vacation. You will be entitled to a period of annual paid vacation time equal to not less than 20 business days per year. Your eligibility to carryover your accrued vacation shall be subject to the Company policy applicable to employees at a similar level in effect during the term of this Employment Agreement. You shall also be entitled to pay, at your Base Salary rate, for any or all vacation not taken in a calendar year, such payment to be made on the first regular payday following the end of the calendar year.

(e)

Key Person Insurance. You agree to take such actions as may be reasonably necessary or appropriate to permit the Company to obtain a key person insurance policy insuring you and naming the Company as beneficiary, should the Company wish to obtain such insurance.

(f)

Savings and Retirement Plans. Immediately upon the commencement of your employment and during the term of this Agreement, you shall be entitled to participate in all savings and retirement plans, practices, policies, and programs provided by the Company to other employees.

(g)

Directors and Officers Liability Insurance. Company will promptly obtain appropriate director and officer liability insurance and will provide you coverage under such insurance during the term of this Employment Agreement.

(h)

Indemnification Agreement. The Company will enter into a standard indemnification agreement with you which indemnifies you to the fullest extent permitted by law for litigation, investigations, damages, or claims arising out of or related to your involvement with the Company.

(i)

Expenses. Subject to compliance with the Company's normal and customary policies regarding substantiation and verification of business expenses, you are authorized to incur on behalf of the Company, and the Company will directly pay or shall fully reimburse you for, all customary and reasonable expenses incurred for promoting, pursuing, or otherwise furthering the business of the Company and its affiliates.

4.	Financing and Financing Bonus.

(a)

Financing. Upon the successful closing by the Company (or execution of an acceptable subscription agreement or stock purchase agreement, or series of agreements) of investments in or equivalent financing agreements for the Company in the aggregate amount of at least US$2,500,000 on or before December 31, 2009 (the "Financing"), you shall receive a bonus equal to 2% of the total Financing amount ("Financing Bonus"). Expenses in connection with this Financing (except for legal and accounting for the benefit of the Company) will not be reimbursed by the Company to you.

5.	Termination of Employment.

(a)

Termination Upon Death. If you die during your employment with the Company, the Company shall pay to your estate, or other designated beneficiary(s) as shown in the records of the Company, any Base Salary and/or bonuses earned but unpaid as of the termination date (which for purposes of this subsection (a) shall be the date of your death); accrued but unused vacation time as of the end of the month in which you die; and benefits that you are entitled to receive as of the date of your death under benefit plans of the Company, less standard withholdings for tax and social security purposes. In the event of your death, the Company shall have no obligation to make any other payment, including severance or other compensation, of any kind. All other benefits provided by the Company to you under its existing benefit plans shall be determined under the provisions of those plans.

(b)

Termination Upon Disability. The Company may terminate your employment if you suffer a disability that renders you unable, as determined in good faith by the Board, to perform the essential functions of your position, even with reasonable accommodation, for three (3) months within any twelve (12) month period. If your employment is terminated pursuant to this Section 5(b), you shall receive payment for any earned and unpaid Base Salary and/or bonuses as of the termination date (which for purposes of this subsection (b) shall be the date specified by the Board); accrued but unused vacation time as of the end of the month in which the termination for disability occurs; and benefits that you are then entitled to receive under benefit plans of the Company, less standard withholdings for tax and social security purposes. If your employment is terminated as a result of a disability pursuant to this Section 5(b), the Company also shall provide to you as severance the payment of an amount equal to six (6) months of your then Base Salary, less standard withholdings for tax and social security purposes, in a lump sum on the termination date.

Except as set forth in the immediately preceding paragraph, after the termination date, no other compensation of any kind or severance or other payment of any kind or payment in lieu of notice shall be payable by the Company if your employment is terminated as a result of a disability. All benefits provided by the Company under Section 3(b) shall be extended, at your election and cost, to the extent permitted by the applicable insurance policies and benefit plans of the Company, for six (6) months after your termination date, except as otherwise required by law (e.g., COBRA health insurance continuation election). Except as set forth in the immediately preceding sentence, all benefits provided by the Company to you under this Employment Agreement or otherwise shall cease as of your termination date.

(c)

Voluntary Termination. You may voluntarily terminate your employment with the Company at any time. If you voluntarily terminate your employment, you will receive payment for any earned and unpaid Base Salary and/or bonuses as of the date of such termination; accrued but unused vacation time; and benefits you are entitled to receive under benefit plans of the Company, less standard withholdings for tax and social security purposes, through the termination date, which for purposes of this subsection (c) shall be the date upon which you voluntarily cease performing your duties hereunder. The Company shall have no further obligation to pay any compensation (including severance) of any kind. All benefits provided by the Company to you under this Employment Agreement or otherwise shall cease as of the date of your voluntary termination.

(d)	Termination for Cause.

(1)

Termination; Payment of Salary and Vacation. The Board may terminate your employment with the Company at any time for "cause" (as defined below). In the event that your employment is terminated under this subsection (d), you shall receive payment for all earned but unpaid Base Salary; accrued but unused vacation time; and benefits you are then entitled to receive under benefit plans of the Company, less standard withholdings for tax and social security purposes, through the date of your termination, which for purposes of this subsection (d) shall be the date upon which such notice of termination is given. The Company shall have no further obligation to pay you compensation of any kind nor to make any payment in lieu of notice. All benefits provided by the Company to you under this Employment Agreement or otherwise shall cease as of the termination date.

(2)

Definition of Cause. For purposes of this Employment Agreement, the Company shall have "cause" to terminate your employment upon any of the following: (a) a material breach by you of the terms of this Employment Agreement; (b) any breach of fiduciary duty or act of theft, misappropriation, embezzlement, intentional fraud, falsification of any employment or Company records, or other violation of applicable law or regulation or similar conduct by you involving the Company or any of its affiliates; (c) your conviction or plea of nolo contendere or the equivalent involving a felony or a crime involving fraud or dishonesty; (d) any damage of a material nature to the business or property of the Company or any of its affiliates caused by your willful or grossly negligent conduct; (e) the willful failure or refusal by you to perform reasonable duties, responsibilities, or instructions from the Board; (f) engaging in abuse of alcohol, illegal drugs, or controlled substances in a manner that materially interferes with your performance of your duties; or (g) improper disclosure of the Company's confidential or proprietary information. No act, or failure to act, by you shall be considered "willful" unless committed without good faith without a reasonable belief that the act or omission was in the Company's best interest.

(e)

Termination Without Cause. The Company, at any time without prior written notice, may terminate you without cause. If your employment is terminated without cause you shall receive payment for all earned but unpaid Base Salary and/or bonuses as of the termination date (which for purposes of this subsection (e), shall be the date of your termination); accrued but unused vacation time; and benefits you are then entitled to receive under benefit plans of the Company, less standard withholdings for tax and social security purposes, as of the termination date. Upon execution by you of an effective release of claims substantially in the form attached as Exhibit A, the final wording of which shall be determined by the Company in conjunction with its legal counsel (the "Release") the Company shall also pay to you as severance (1) an amount equal to twelve (12) months of your then base salary, less standard withholdings for tax and social security purposes, in a lump sum on the termination date; (2) continuation of all benefits you are then entitled to receive under benefit plans of the Company for a period of 12 months; and (3) Acceleration of vesting of unvested stock options as described in Section 5(h) below, effective upon such termination date ("Acceleration Date"). No other compensation of any kind or severance or other payment of any kind shall be payable by the Company after such termination date. All benefits provided by the Company to you under this Employment Agreement or otherwise shall cease as of the termination date.

(f)

Change of Control. If your employment is terminated without your written consent within twelve (12) months after a Change of Control (as defined below), you shall receive payment for all earned but unpaid Base Salary and/or bonuses, as of the termination date (which for purposes of this subsection (f), shall be the date of your termination); accrued but unused vacation time; and benefits you are then entitled to receive under benefit plans of the Company, less standard withholdings for tax and social security purposes, as of the termination date. In such event, the Company shall also provide to you as severance (1) the payment of an amount equal to 12 months of your then base salary, less standard withholdings for tax and social security purposes, in a lump sum on the termination date; (2) continuation of all benefits you are then entitled to receive under benefit plans of the Company for a period of 12 months; and (3) Acceleration of vesting of unvested stock options and accelerated lapsing of the Company's right to repurchase founder's stock, as described in Section 5(h) below, effective upon such termination date ("Acceleration Date"). No other compensation of any kind or severance or other payment of any kind shall be payable to you by the Company after such termination date. All benefits provided by the Company to you under this Employment Agreement or otherwise shall cease as of the termination date.

(1)

For purposes of this Section 5(f), a Change Of Control shall be deemed to occur upon the consummation of any one of the following events: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a transaction the principal purpose of which is to change the state of the Company's incorporation or a transaction in which the voting securities of the Company are exchanged for beneficial ownership of at least a majority of the voting securities of the acquiring corporation); (iii) a merger or consolidation in which the Company is the surviving corporation and less than fifty percent (50%) of the voting securities of the Company that are outstanding immediately after the consummation of such transaction are beneficially owned, directly or indirectly, by the persons who owned such voting securities immediately prior to such transaction; (iv) any transaction or series of related transactions after which any person (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), other than any employee benefit plan (or related trust) sponsored or maintained by the Company, becomes the beneficial owner of voting securities of the Company representing a majority of the combined voting power of all of the voting securities of the Company; or (v) the liquidation or dissolution of the Company.

(2)

For purposes of Section 5(f)(1), any person who acquired securities of the Company prior to the occurrence of the specified transaction in contemplation of such transaction and who immediately after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation, as appropriate (or if the Company or the surviving corporation is a controlled affiliate, then of the appropriate entity as determined above), shall not be included in the calculation of the group of persons who owned such voting securities immediately prior to such transaction.

(g)

Termination for Good Reason. Notwithstanding anything in this Section 5 to the contrary, you may voluntarily end your employment with the Company and receive the benefits detailed in Section 5(e) upon or within ninety (90) days following the occurrence of an event constituting "Good Reason," which for purposes of this Section 5(g) shall mean any of the following conditions, provided that the underlying condition persists more than 15 business days after written notification to the Board: (1) a material adverse change in your position causing it to be of materially less responsibility or authority without your written consent, and such a materially adverse change shall in all events be deemed to occur if you no longer serve as Chief Executive Officer, unless you consent in writing to such change; (2) a reduction, without your written consent, in your level of Base Salary; (3) the Company fails to obtain the assumption of this Employment Agreement by any successor or assign of the Company; (4) the Company without your consent requires your permanent relocation from the San Francisco Bay Area; or (5) any material breach by the Company of any material provision of this Agreement.

(h)

Acceleration of Vesting. "Acceleration" means that all additional unvested shares, if any, from all outstanding grants to you will vest immediately upon the Acceleration Date. "Acceleration" also means that the Company's right to repurchase shares from you, if any, shall also lapse immediately upon the Acceleration Date.

(i)

At-Will Employment. You understand and agree that your employment with the Company is at-will, which means that either you or the Company may, subject to the terms of this Employment Agreement, terminate this Employment Agreement at any time, with or without cause, as set forth in this Employment Agreement. Any modification of the at-will nature of this Employment Agreement must be in writing and executed by you and the Company.

6.	Proprietary Information Obligations. You agree to sign and abide by the terms of the Company's standard form of intellectual property assignment and employee confidentiality agreement.

7.

Noninterference. While employed by or compensated by the Company pursuant to this Employment Agreement and for a period of one year after the date of your termination, you agree not to: (a) solicit or hire or attempt to solicit or hire, directly or indirectly, any employee of the Company or any affiliate, or (b) take any action that may cause any employee, customer or supplier of the Company or any affiliate to terminate or adversely alter his, her or its relationship with the Company or any affiliate.

8.

Injunctive Relief. The parties agree that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of Section 6, 7 or 8 of this Employment Agreement by you, and in the event or any such breach or threatened breach, the Company may, either with or without pursuing any potential damage remedies, obtain and enforce an injunction prohibiting you from violating such section of this Employment Agreement and requiring you to comply with its terms.

9.	Warranties and Representations. You hereby represent and warrant to the Company that you:

(a)

are not now under any obligation of a contractual or quasi-contractual nature known to you that is inconsistent or in conflict with this Employment Agreement or that would prevent, limit, or impair the performance by you of any of your obligations under this Employment Agreement; and

(b)

have been or have had the opportunity to be represented by legal counsel in the preparation, negotiation, execution, and delivery of this Employment Agreement and understand fully its terms and provision.

10.

Dispute Resolution and Binding Arbitration. You and the Company agree that if a dispute arises concerning or relating to your employment with the Company, such dispute shall be submitted to binding arbitration in accordance with the employment rules of the American Arbitration Association then in effect. The arbitration shall take place in San Francisco, California, and both you and the Company agree to submit to the jurisdiction of the arbitrator selected in accordance with American Arbitration Association rules and procedures. You and the Company agree that the arbitration procedure provided for in this section will be the exclusive avenue of redress for any disputes relating to or arising from your employment with the Company, and that the award of the arbitrator shall be final and binding on both parties, and nonappealable. The arbitrator shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the arbitrator deems appropriate. The arbitrator shall also have discretion to award the prevailing party reasonable costs and attorneys' fees incurred in bringing or defending an action under this provision. The costs and expenses relating to the arbitration proceeding itself, including the fees of the arbitrator, shall be borne by the Company.

11.	Miscellaneous.

(a)

Notices. Any notice or communication required or permitted by this Employment Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, including without limitation, by facsimile (with confirmation of receipt and a confirmation copy sent by U.S. Mail or overnight delivery), the earlier of when it is actually received by the party to whom it is directed and when the period set forth below expires (whether or not it is actually received): (1) if deposited with the U.S. Postal Service, postage prepaid, and addressed to the party to receive it as set forth below, forty-eight (48) hours after such deposit as registered or certified mail; or (2) if accepted by Federal Express or a similar overnight delivery service in general usage for delivery to the address of the party to receive it as set forth next below, twenty-four (24) hours after the delivery time promised by the delivery service.

To the Company: Oakridge International Corporation Suite 1609, Jie Yang Building 271 Lockhart Road Wanchai, Hong Kong Fax:

To you: Michael Burney 3001 Bridgeway Blvd. K291 Sausalito, CA 94965 Fax:

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b)

Severability. If any term or provision (or any portion) of this Employment Agreement is determined by a court to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions (or other portions) of this Employment Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or provision (or any portion) is invalid, illegal or incapable of being enforced, this Employment Agreement shall be deemed to be modified so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby and the terms and provisions are fulfilled to the greatest extent possible

(c)

Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral. Without limiting the generality of the foregoing, except as provided in this Employment Agreement, all understandings and agreements, written or oral, relating to the employment of you by the Company, or the payment of any compensation, or the provision of any benefit in connection therewith or otherwise, are hereby terminated and shall be of no future force and effect.

(d)

Counterparts. This Employment Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement. Signatures may be exchanged by electronic facsimile with machine evidence of transmission.

(e)

Successors and Assigns. This Employment Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors and assigns, except that you may not delegate any of your duties hereunder and you may not assign any of your rights hereunder without the prior written consent of the Company. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all amounts payable hereunder shall be paid in accordance with the terms of this Employment Agreement to your estate, unless you have provided written notice to the Company specifying a different beneficiary or beneficiaries (which notice(s) may be changed from time to time at the sole discretion of you).

(f)

Attorneys' Fees. If any legal proceeding is necessary to enforce or interpret the terms of this Employment Agreement, or to recover damages for breach, the prevailing party shall be entitled to reasonable attorneys' fees, as well as reasonable costs and disbursements, whether taxable or not, in addition to any other relief to which you or the Company may be entitled.

(g)

Amendments. No amendment or other modification to this Employment Agreement may be made except by a writing signed by both parties. Except for your estate pursuant to Section 5(a) hereof, nothing in this Employment Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Employment Agreement.

(h)

Choice of Law and Venue. All questions concerning the construction, validity and interpretation of this Employment Agreement will be governed by the internal law, and not the law of conflicts, of the State of California.

(i)	Fees and Expenses. Each of the parties shall bear its own fees and expenses incurred in connection with the preparation of this Employment Agreement and related transactions.

We are eager to have you join us as a key member of the Oakridge International team. Please indicate your acceptance of the terms of this Employment Agreement by signing below.

Sincerely, Oakridge International Corporation _____________________ Sau Shan KU Chairman Of the Board

Acknowledged and agreed: _____________________ Michael Burney

EXHIBIT A

RELEASE AGREEMENT
OF OAKRIDGE INTERNATIONAL CORPORATION

Michael Burney ("Executive") agrees that the payments and benefits he has received from Oakridge International Corporation (the "Company") are in full satisfaction of all obligations of the Company to the Executive arising out of or in connection with the Executive's employment including, without limitation, all salary, bonuses, sick pay, reimbursement of expenses, and that the payment and benefits that will be provided to Executive in accordance with Section 5 of Executive's Employment Agreement entered into as of ________________ (the "Employment Agreement"), as applicable, constitute consideration for the covenants and releases of the Executive as set forth herein.

Executive acknowledges that he has no claims against the Company based on his employment by the Company or his separation therefrom and irrevocably, fully and finally releases the Company, its parent, its subsidiaries and its affiliates, directors, officers, agents and executives, attorneys, shareholders, successors and assigns ("Releasees") of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to; all such claims and demands directly or indirectly arising out of or in any way connected with his employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims arising under the Employment Agreement; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, rights arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, as amended, the Executive Retirement Income and Security Act of 1974, as amended, and any other local, state, or federal law, or law of any country, governing discrimination in employment, the payment of wages or benefits, or any other aspect of employment (collectively, "Claims").

Executive acknowledges his understanding that he may take 21 days to consider this Agreement and that he has been advised that he should consult with an attorney, if he decides to do so, prior to executing this Agreement. Executive further acknowledges that he understands that he may revoke this Agreement within seven days of his execution of this document and that the consideration to be paid to him pursuant to this Release will be paid only after that seven day revocation period and will be in accordance with Section 5 of the Employment Agreement.

This General Release shall not cover obligations of the Company to defend and/or indemnify Executive in his capacity as an officer or director of the Company in accordance with the provision of the Company's Certificate of Incorporation, Bylaws and Delaware law. In addition, this General Release shall not release the Company from any obligations it may have as set forth in the option agreements between the Company and the Executive. It is understood that this General Release shall not preclude Executive from bringing an action to ensure the terms of this Agreement.